Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-90890 on Form S-3, Registration Statement No. 333-112628 on Form S-8, and Registration Statement No. 333-49387 on Form S-8, of our reports dated December 14, 2006, relating to the consolidated financial statements and financial statement schedules of Allied Healthcare International Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied Healthcare International Inc. for the year ended September 30, 2006.

/s/ Eisner LLP

New York, New York
December 14, 2006